Illumina, Inc
NR200437

Contacts:	Jay Flatley President & CEO 1.858.202.4501 jflatley@illumina.com	Timothy Kish Chief Financial Officer 1.858.202.4508 tkish@illumina.com

ILLUMINA SUCCESSFUL IN REDUCING DAMAGES ON APPEAL OF EMPLOYMENT LAWSUIT

SAN DIEGO, CALIFORNIA, December 6, 2004 — Illumina, Inc. (NASDAQ:ILMN) announced today that it was successful in reducing the amount of punitive damages awarded with respect to a wrongful termination lawsuit.

In a December 3, 2004 opinion, the Fourth Appellate District Court of Appeal, in San Diego, California, found the original punitive damage award to be “grossly excessive” and reduced the award to $2.2 million. As a result of the reduced award amount, Illumina expects to record a one-time gain of approximately $3.3 million and make a $5.9 million cash payment to satisfy the revised judgment.

Illumina (www.illumina.com) is developing next-generation tools that permit large-scale analysis of genetic variation and function. The Company’s proprietary BeadArray™ technology — now used in leading genomics centers around the world — provides the throughput, cost effectiveness and flexibility to enable researchers in the life sciences and pharmaceutical industries to perform the billions of tests necessary to extract medically valuable information from advances in genomics and proteomics. This information will correlate genetic variation and gene function with particular disease states, enhancing drug discovery, allowing diseases to be detected earlier and more specifically, and permitting better choices of drugs for individual patients.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: this release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina’s litigation with Applied Biosystems and Affymetrix, market acceptance of Illumina’s BeadArray-based products, Illumina’s ability to fully develop and commercialize its BeadArray technologies, , the Company’s ability to successfully commercialize its integrated BeadLab and BeadStation systems for high-throughput genetic analysis, to continue to attract and retain customers in its services and oligonucleotide synthesis operations, to fully develop its BeadArray technologies, to develop and deploy new gene expression profiling and proteomics applications for its platform technology, to manufacture robust Sentrix® arrays and Oligator® oligonucleotides, and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.

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